EXHIBIT 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 9th day of June 2008, by and between Spectrum Brands, Inc., a Wisconsin corporation (the “Company”) and Anthony L. Genito (the “Executive”).

WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth herein; and

WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions; and

WHEREAS, Executive’s continued employment with the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein (promises that include benefits to which Executive would not otherwise be entitled or receive), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment Duties and Acceptance. The Company hereby employs the Executive as, and the Executive agrees to serve and accept employment with the Company as, Executive Vice President, Chief Financial Officer and Chief Accounting Officer reporting directly to the Chief Executive Officer of the Company. During the Term (as defined below) the Executive shall devote substantially all of his working time and efforts to such employment. Executive shall initially be based at the Company’s world headquarters located at Six Concourse Pkwy, Suite 3300, Atlanta, Georgia 30328.

2.	Term of Employment. Subject to termination of employment under Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on the date hereof and expiring on September 30, 2009 (the “Initial Term”). Upon expiration of the Initial Term and subject to termination of employment under Section 4 hereof, this Agreement shall automatically extend for successive renewal periods of one (1) year (“Renewal Term(s)”). The Initial Term and any Renewal Terms shall be collectively referred to as the “Term”.

3.	Compensation. So long as Executive’s employment has not been terminated pursuant to Section 4 hereof, in consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation and such other compensation as the Board may determine which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

(a)	Base Salary. The Executive shall receive a base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000) per annum for the duration of the Term (“Base Salary”), which Base Salary shall be paid in equal semi-monthly installments in arrears. The Board of Directors of the Company or the Compensation Committee thereof (the “Board”) will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive’s Base Salary. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b)	Bonus. The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on a target of One Hundred Percent (100%) of Base Salary paid during such fiscal year, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”). The Board may, in its discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the “Bonus” for such fiscal year for purposes of this Agreement. Currently, the Bonus is paid under the Company’s Management Incentive Plan.

(c)	Insurance Coverages. The Executive shall be entitled to such health, dental, life and other insurance and all other benefits as are generally made available from time to time by the Company to its executive officers who report to the Chief Executive Officer.

(e)	Long-Term Incentive Award. Subject to Board approval, Executive shall be eligible to receive each fiscal year during the Term (commencing with fiscal year 2009) a Company-stock based award or other consideration valued at 100% of Executive’s Base Salary at the time of the award, and with such award containing certain vesting conditions to be based on achievement of Company’s performance objectives established by the Board from time to time. Currently, the long-term incentive award is made under the Company’s Long Term Incentive Plan. This paragraph shall not affect Executive’s current participation in the 2008 Long Term Incentive Plan.

(f)	Vacation. The Executive shall be entitled to four (4) weeks vacation each year.

(g)	Other Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. All expense reimbursements and other perquisites of the Executive are reviewable periodically by the Compensation Committee of the Board.

(h)

Vehicle. Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided the continued use of Executive’s current leased vehicle. Unless the Executive’s employment is terminated by the Company for Cause or by the

Executive pursuant to Section 4(d), Executive shall be permitted to drive his Company vehicle for the earlier of the vehicle lease end date or duration of the 12-month period following termination; at the end of the earlier of the vehicle lease end date or such 12-month period, Executive will be permitted to purchase his Company vehicle at book value as of such date. Following the vehicle lease end date, if the Company no longer offers a vehicle lease program, for so long as Executive continues to be employed by the Company, a monthly auto allowance of Fifteen Hundred Dollars ($1,500) will be paid subject to normal withholdings.

(i)	D&O Insurance. The Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to the Executive upon request.

(j)	Legal Fees. The Company shall pay the Executive’s actual and reasonable legal fees incurred in connection with the preparation of this Agreement.

4.	Termination.

(a)	Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for “Cause”):

(i)	the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company;

(ii)	the Executive has been convicted of, or pleads nolo contendere with respect to any felony, or the Executive has been convicted of, or pleads nolo contendere with respect to any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;

(iii)	the habitual drug addiction or intoxication of the Executive which negatively impacts his job performance or the Executive’s failure of a company-required drug test;

(iv)

the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the CEO, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)	the Executive materially breaches any of the terms of this Agreement or any other agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

(b)	Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon thirty (30) days prior written notice upon the Executive’s inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six (6) consecutive months (for purposes hereof, “disability” has the same meaning as in the Company’s disability policy), if within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of his duties. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)	Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment for any other reason or no reason without Cause upon thirty (30) days prior written notice to the Executive. Any failure by the Company to renew the Term of this Agreement shall be deemed a termination by the Company without Cause as of the expiration of the Term for all purposes of this Agreement.

(d)	Voluntary Termination by Executive. The Executive shall be entitled to voluntarily terminate his employment hereunder for any reason or no reason upon thirty (30) days prior written notice to the Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5. Notwithstanding the previous sentence, any termination by the Executive pursuant to Section 4(e) or 4(f) shall not be considered a termination pursuant to this Section 4(d).

(e)	Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment and appointment hereunder for Good Reason if the Company fails to remedy the condition creating the Good Reason within thirty (30) days after receiving written notice from the Executive, and any such termination shall be treated as a termination by the Company without Cause. Written notice of the existence of the condition creating the Good Reason termination must be given by the Executive to the Company within ninety (90) days after the first occurrence of the condition. For this purpose, “Good Reason” shall mean:

(i)	any material reduction, not consented to by Executive, in Executive’s Base Salary then in effect;

(ii)	the relocation, not consented to by Executive, of the Company’s office at which Executive is principally employed as of the date hereof to a location more than fifty (50) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company’s office at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii)	a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; provided, however, that the Company may replace Executive as Chief Accounting Officer without implicating this subsection;

(iv)	a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; or

(v)	the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement.

(f)	Following Change in Control. The Executive shall have the right to voluntarily terminate his employment and appointment hereunder following a Change in Control by providing the Company with notice of such termination within sixty (60) days following such a Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning given that term in the 2004 Rayovac Incentive Plan. Any such termination shall be treated as a termination by the Company without Cause. Notwithstanding the foregoing, the Company may require that the Executive continue to remain in the employ of the Company for up to a maximum of six (6) months following the Change in Control (the “Post-Term Period”), during which time Executive will continue to be entitled to the compensation and benefits set forth in Section 3.

(g)

Notice of Termination. Any termination (except due to the death of the Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice, unless a longer notice is required pursuant to another section of this Agreement). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

5.	Effect of Termination of Employment.

(a)	Termination by the Company With Cause or Voluntarily by the Executive. If the Executive’s employment is terminated by the Company with Cause or if Executive voluntarily terminates his employment hereunder (except for Good Reason or as provided in Section 5(c)), the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Upon any such termination of employment, the company shall promptly pay to the Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements.

(b)	Without Cause, for Good Reason, Death or Disability or Upon a Change in Control. If the Executive’s employment is terminated (a) by the Company without Cause, (b) by Executive for Good Reason pursuant to Section 4(e), (c) by reason of death or Disability, or (d) by Executive following a Change in Control pursuant to Section 4(f), the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination. However, if the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement), the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

(i)

The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (i) the Executive’s Base Salary, and (ii) (X) if such termination occurs on or prior to September 30, 2009, the Executive’s then-current target annual Bonus amount or (Y) if such termination occurs after September 30, 2009, Executive’s target annual Bonus amount for the fiscal year immediately preceding the fiscal year in which such termination occurs, such cash amount to be paid to the Executive ratably monthly in arrears over the 24-month period immediately following such termination.

(ii)	Additionally, the Company shall pay to the Executive in cash a pro rata portion of the annual Bonus applicable to the fiscal year in which such termination occurs that would actually have been earned by the Executive pursuant to the Bonus plan if such Executive’s employment had not terminated. Such annual Bonus shall be determined based on the annual performance goals established for such fiscal year as of the time of such termination. Such pro rata portion shall be determined based on the number of weeks worked during such fiscal year prior to such termination divided by 52. Such amount, if any, will be paid at the time such Bonuses are paid to continuing employees of the Company for such fiscal year, but no later than the December 31 immediately following the end of the fiscal year in which such termination occurs.

(iii)	For the 24-month period immediately following such termination, the Company shall arrange to provide the Executive and his dependents medical, dental, executive life and disability insurance benefits substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Executive or the Company than the cost to the Executive and the Company immediately prior to such date. Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(iii) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof. In addition, benefits otherwise receivable by the Executive pursuant to this Section 5(b)(iii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

(iv)	The Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(v)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

(vi)	If the Executive’s employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 5, and there shall be no reduction or offset of such payments following Executive’s obtaining any other employment.

(vii)

For purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment made pursuant to Section 5(b) shall be considered a separate payment. Notwithstanding any provision of the Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury regulation §1.409A-1(i) on the date on which his employment with the Company terminates, to the extent that any payments made pursuant to Section 5(b): (A) would otherwise be payable more than 2 1/2 months after the end of the calendar year in which the termination of Executive’s employment with the Company occurred (B) would cause the payments made pursuant to Section 5(b) following the Executive’s termination of employment with the Company to exceed the lesser of (1) two times the Executive’s annualized compensation for the calendar year preceding the year in which the Executive’s termination of employment occurred, and (2) two times the limit in effect under Code section 401(a)(17) for the calendar year in which the termination of Executive’s employment with the Company occurred, and (C) would be made within six months of the date on which the termination of Executive’s employment with the Company occurred, then such payments will be suspended until the first day of the seventh month after the date on which the termination of Executive’s employment with the Company occurred, at which time a lump sum payment of the suspended payments will be made to Executive.

6.	Agreement Not to Compete.

(a)

The Executive agrees that during his employment and for the one-year period immediately following the termination of his employment for any reason (hereafter, the “Non-Competition Period”), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company in (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company. In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America.

(b)	Without limiting the generality of clause (a) above, the Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit or otherwise contact any of the Company’s customers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his employment with the Company at any time during his employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

(c)	The Executive agrees that during the Non-Competition Period, he shall not initiate contact in order to induce, solicit or encourage any person to leave the Company’s employ. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d)	If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.

(e)	For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company.

7.	Secret Processes and Confidential Information.

(a)

The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices. The restriction on the Executive’s use or disclosure of the confidential information or materials shall remain in force during the Executive’s employment hereunder and until the earlier of (x) a period of two (2) years thereafter or (y) such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b)	The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c)	Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof. Nothing in this Agreement of elsewhere shall prevent the Executive from retaining his desk calendars, address book and rolodex.

(d)	Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6295

Attention: General Counsel

(b)	For notices and communications to the Executive: at the address set forth in the records of the Company, as updated at the request of the Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	General.

(a)	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Georgia, without reference to its conflicts of law principles.

(b)	Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(e)	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(f)	Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under Section 4(d) of this Agreement.

(g)	Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

(h)	Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 9(h) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment.

(j)	Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof including, but not limited to, that certain Severance Agreement dated as of October 1, 2005 between the Company and Mr. Genito. This Agreement shall not impact any employee retention, as opposed to employee severance, arrangements to which Executive was subject immediately prior to the date of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC.

By:	/s/ Kent J. Hussey
Kent J. Hussey
Chief Executive Officer

EXECUTIVE:

/s/ Anthony L. Genito
Name:	Anthony L. Genito

14